Exhibit 99.1

FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
July 8, 1999                        Media:  Patricia Cameron (318) 388-9674
                                      patricia.cameron@centurytel.com
                                    Investors: Jeffrey S. Glover (318) 388-9648
                                      jeff.glover@centurytel.com
                                    Spectra:  Eddie Arnold (202) 256-3230
                                      arnolde@tvratings.com

CenturyTel participates in joint venture to buy Missouri access lines from GTE

Monroe, LA. . .CenturyTel,  Inc. (NYSE Symbol:  CTL) announced today that it has entered into a strategic joint venture to purchase approximately 116,000 telephone access lines (based on year-end 1998 figures) and related local exchange assets in Missouri from GTE. The joint venture consists of CenturyTel, Spectronics Corporation, a Georgia-based African American-owned full-service telecommunications contractor; Local Exchange Carriers (LEC), LLC, a private equity investment company based in Kansas City, Missouri; and other African American co-investors.

The newly formed company, Spectra Communications Group, LLC, will be controlled by Spectronics and the other co-investors who will own 100 percent of Spectra's outstanding common stock and will elect a majority of the board of directors. CenturyTel will make a preferred equity investment in the company, will have board representation, participate in Spectra's significant management decisions and provide Spectra operational, financial and managerial support.

"We are pleased with the opportunity to partner with Spectronics, LEC and the other co-investors to serve customers in Missouri," said Glen F. Post, III, president and chief executive officer of CenturyTel. "Participating in this venture allows us to further advance our clustering strategy. The properties are near our operations in Arkansas, which will soon become our second largest state in terms of access lines." CenturyTel announced an agreement to purchase GTE's local exchange assets in Arkansas last week.

"Over the past three years, GTE has invested more than $105 million to upgrade these networks in Missouri. The properties encompass 107 telephone exchanges which include 100 percent digital plant with more than 700 route miles of fiber. Due to the quality of the facilities, we believe we will soon be able to provide additional services such as Internet, voice mail and broader caller ID availability," Post said.

Dorothy Rollins, president and chair of Spectra Communications Group, said "Spectronics Corporation's success in delivering telecommunications services gave us the opportunity to move forward into new, exciting areas. When we began thinking about where we wanted to take our business, providing service to the consumer made perfect sense. Our partnership with CenturyTel will help accomplish this vision."

GTE employees who serve these areas will be offered positions with Spectra.

Customers will see no changes in their area codes, telephone numbers or local calling areas. At this time, we anticipate that rates will remain the same as GTE's current rates.

Spectra intends to finance the asset purchase with a combination of debt financing and the parties' equity contributions. Approval of the sale is required by the Missouri Public Service Commission, the Federal Communications Commission, the Federal Trade Commission and the U.S. Department of Justice. The transaction is expected to close in first quarter 2000.

In addition to historical information, this release includes certain forward-looking statements that are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: changes in prevailing interest rates or in the capital markets; the effects of ongoing deregulation in the telecommunications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for the Company's products and services; the Company's ability to successfully introduce new offerings on a timely and cost-effective basis; the risks inherent in rapid technological change; the Company's ability to effectively manage its growth, including integrating newly acquired properties into the Company's operations; the success and expense of the remediation efforts of the Company and its vendors in achieving year 2000 compliance; any similar efforts, changes or other factors impacting the GTE properties to be purchased by Spectra; and the effects of more general factors such as changes in overall market or economic condition or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to more than two million customers in 21 states. The company, headquartered in Monroe, La., is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the ninth largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States. Visit CenturyTel's corporate website at (www.centurytel.com)